Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

September 3, 2015

TearLab Corporation

9980 Huennekens St., Ste 100

San Diego, CA 92121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,000,000 shares of your common stock (the “Common Stock”) issuable under the TearLab Corporation 2002 Stock Incentive Plan, as may be amended and restated (which plan is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI, P.C